FILED PURSUANT TO RULE 424(B)(3) AND (C)
                                        REGISTRATION STATEMENT NO. 333-35876
                                        REGISTRATION STATEMENT NO. 333-40322


                              PROSPECTUS SUPPLEMENT
                                1,425,764 SHARES
                                SAFESCIENCE, INC.
                                  COMMON STOCK

The document is a Prospectus Supplement to that certain Prospectus dated June 28, 2000, (the "Prospectus") relating to the offering of 1,425,764 shares of the common stock of SafeScience, Inc. by certain selling stockholders. This Prospectus Supplement is occasioned by the transfer of the closing warrant held by one selling stockholder. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

                         ADDITIONAL SELLING STOCKHOLDER

         Since the date of the Prospectus, Montrose Investments Ltd. has transferred its closing warrant to HBK Master Fund L.P. HBK Master Fund L.P. was not specifically named in the Prospectus. Accordingly, the "Selling Stockholders" section of the Prospectus is hereby supplemented to include the transferee listed below with respect to the transferred closing warrant. However, the total number of shares offered by all selling stockholders remains unchanged because HBK Master Fund L.P. is offering to sell only the shares issuable under the closing warrant which were eligible for sale under the Prospectus.



                                                NUMBER OF SHARES
                                                   NUMBER OF                           SHARES BENEFICIALLY OWNED
                                                 BENEFICIALLY OWNED       SHARES             AFTER OFFERING
                                                 PRIOR TO OFFERING        OFFERED         NUMBER       PERCENT
                                                 -----------------        -------         ------       -------

HBK Master Fund L.P. (1)......................         54,498             54,498            0             0


(1) The 54,498 shares were transferred by Montrose Investments Ltd., a selling stockholder under the Prospectus. The number of shares beneficially owned by and the number of shares being offered by Montrose Investments Ltd. is 173,010 and 658,384, respectively.











            The date of this Prospectus Supplement is August 2, 2000.